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FORM 4
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                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     ----------------------------------
                                         WASHINGTON, D.C. 20549                                              OMB APPROVAL
                                                                                                 ----------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                      OMB Number               3235-0287
/X/ Check this box if no                                                                         Expires:         December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                  Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                       hours per response...........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                     ----------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
  Wang            Samuel                                    8x8, Inc. -- EGHT                   Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------  X(1) Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
         2445 Mission College Blvd.               Number of Reporting        Month/Year        X(1)  Officer (give    Other (specify
---------------------------------------------     Person if an entity        May 1999           ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
 Santa Clara       California        95054                                5. If Amendment,          Vice President Manufacturing
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     5/20/99   D             9,568(2)   D       $0.50           85,832            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      SEC 1474(7-96)
(1) Reporting person terminated as an officer on May 6, 1999 and as a director on May 20, 1999.

(2) These shares were repurchased by 8x8, Inc. on May 20, 1999.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 4)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option        $3.00        5/20/99     J                12,501                     Common
(right to buy)                                                           (3)     (4)   6/20/99(4) Stock   17,499
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Employee Stock Option        $2.44        5/20/99     J                 6,001                     Common
(right to buy)                                                           (3)     (4)   6/20/99(4) Stock    1,999
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Employee Stock Option        $4.50        4/9/99      A   V    10,000                             Common
(right to buy)                                                                   (5)  4/9/2009(6) Stock   10,000
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Employee Stock Option        $4.50        5/20/99     J                 7,500                     Common
(right to buy)                                                           (3)     (6)   6/20/99(6) Stock    2,500
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 4)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                                        D
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                                                        D
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                                                        D
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                                 21,998                 D
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Explanation of Responses:

(3) Unvested options cancelled on May 20, 1999.

(4) The vesting schedule for the option was previously reported and the terms and conditions of the option have not changed, except: (i) the originally reported vesting schedule has been accelerated six months, (ii) all cliffs have been waived and
    (iii) the expiration date is now June 20, 1999.

(5) 1/4th of the shares vest six months after April 9, 1999, and 1/18th of the remaining shares vest on the last day of each full month thereafter.

(6) The terms and conditions of the option have not changed, except: (i) the originally reported vesting schedule has been accelerated six months, (ii) all cliffs have been waived and (iii) the expiration date is now June 20, 1999.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Samuel Wang
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -------------------------------
                                                                                             **Signature of Reporting Person

                                                                                             June 8, 1999
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Note: File three copies of this Form, one of which must be manually signed.                  Date                         Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                              SEC 1474(3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.